Exhibit 19.1
EXPAND ENERGY CORPORATION
INSIDER TRADING COMPLIANCE POLICY

1.PURPOSE

Expand Energy Corporation (the “Company”) is committed to a fostering a culture of ethical conduct compliance with the all applicable laws, including those prohibiting the trading of securities while in the possession of material non-public information. We require all Company personnel to comply with all applicable laws governing insider trading. This policy sets forth procedures designed to provide reasonable assurance that our personnel will avoid undue legal risk associated with securities trading activity.

2.SCOPE

You must comply with this policy if you are:

•a director, officer or employee;
•an entity controlled by a director, officer or employee;
•a contractor, consultant or other person designated by the Company; or
•a family member or other person living in the household of any of the foregoing persons, or a family member whose transactions in securities of the Company are directed by, or are subject to the influence or control of any of the foregoing persons.

3.POLICY

Unless otherwise permitted by this Policy, you must not:

•purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company;
•purchase, sell, gift or otherwise transfer any security of any other company, while in possession of material nonpublic information about such other company that you obtained during your employment by or service with the Company;
•directly or indirectly communicate material nonpublic information to anyone: (i) within the Company except on a need-to-know basis (i.e., a person whose position with the Company requires access to the information); or (ii) outside the Company, except in compliance with applicable provisions of the Company’s Information Security Policy.

Regardless of the circumstances, if material nonpublic information is inadvertently disclosed by any person subject to this Policy, the person making or discovering the disclosure should immediately report the facts to the Company’s General Counsel and his/her designees. For this purpose:

•securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
•purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
•sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;

•material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
•nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.

This Policy applies to discretionary transactions involving Company securities in an employee’s 401(k) Plan and 401(k) Make-Up Plan accounts, including (i) elections to make intra-plan transfers into or out of Company securities; and (ii) elections to increase or decrease the percentage allocation of new investments in the plan to Company securities. The Policy does not apply, however, to repetitive investments in the Company stock fund which occur every pay period pursuant to a payroll deduction in a like amount each period.

To understand how these terms apply to specific circumstances, or for any other questions about this Policy, you should ask the Company’s General Counsel or his/her designees.

4.ADDITIONAL GUIDANCE

4.1Quarterly Blackout Periods

The General Counsel or his/her designees will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period. The list of persons subject to quarterly blackout periods shall, at a minimum, include the Company’s officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and directors (collectively, the “Section 16 Reporting Persons”).

The quarterly blackout period begins at the close of business on the last trading day of the last month of each fiscal quarter and ends after completion of one trading day after the earnings release for that quarter.

Trading in Company securities during a trading window outside of a blackout period should not be considered a "safe harbor." Accordingly, you should confirm that you are not in possession of material non-public information each time you consider executing a trade.

4.2Additional Blackout Periods

From time to time, the General Counsel and his/her designees may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company and must not disclose that an additional blackout is in effect.

4.3Exempt Transactions

This Policy, except for the provisions set forth in the Prohibited Transactions section below, does not apply to:

•transactions directly with the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;

•exercises of stock options or the vesting of equity-based awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, in each case, that do not involve a market sale of the Company’s securities;
◦a broker-assisted “cashless exercise” of a Company stock option or other equity award does involve a market sale of the Company’s securities, and therefore would not qualify under this exception;
•transactions under a trading plan that has been approved by the General Counsel or his/her designee (“Trading Plan”) and satisfies the affirmative defense conditions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”); or
•repetitive investments in the Company stock fund in an employee’s 401(k) Plan and 401(k) Make-Up Plan accounts, which occur every pay period pursuant to a payroll deduction in a like amount each period.
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The General Counsel or his/her designees may approve additional exceptions to the blackout restrictions.

4.4Pre-Clearance of Trades

The General Counsel will designate a list of persons who (with their controlled entities and household members) must pre-clear each transaction, including any gifts or other transfers that result in a change in beneficial ownership, in any security of the Company. The list of persons subject to pre-clearance shall, at a minimum, include the Section 16 Reporting Persons.

To execute a trade relating to the Company’s securities, you must:

•submit a request in advance of the proposed transaction;
◦Employees must submit pre-clearance requests to the General Counsel or his/her designees;
◦Board members must submit pre-clearance requests via email to the General Counsel or his/her designees;
•describe your proposed transaction, the proposed date of the transaction, and the amount of securities involved;
•certify that you do not possess material nonpublic information; and
•call the General Counsel or his/her designees to confirm receipt of your emailed request. Pre-clearance approval:
•may be granted or withheld in the sole discretion of the General Counsel and his/her designees (or the Chief Financial Officer for trades by the General Counsel);
•remains subject to the requesting person's independent obligation to confirm that the requesting person does not possess material nonpublic information;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and
•is not required for transactions under a previously approved Rule 10b5-1 plan.

4.5Rule 10b5-1 Trading Plans
As noted above, the restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a Trading Plan that has been approved by the General Counsel or his/her designee and satisfies the affirmative defense conditions of Rule 10b5-1. The General Counsel or his/her designee may impose such other conditions on the implementation and operation of a Trading Plan as deemed necessary or advisable. An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the General Counsel or his/her designee. Compliance of a Trading Plan with the conditions of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the General Counsel, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Prohibited Transactions

You may not engage in:

•short sales of the Company’s securities, which refers to sales of shares that you do not own at the time of sale;
•options trading involving the Company’s securities, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
•pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.

4.6Post-Termination Transactions

If you possess material nonpublic information when your service with the Company terminates, you still have an obligation to comply with state/federal securities laws. The Company highly recommends that you refrain from trading in the Company’s securities until that information has become public or is no longer material.

4.7Policy Administration

The General Counsel and his/her designees have authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any covered activity by the General Counsel.

4.8Certification of Compliance

You may be asked periodically to certify your compliance with the terms and provisions of this Policy.